Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 16, 2014, relating to the balance sheet of Sino Mercury Acquisition Corp (a development stage company) as April 15, 2014, and the related statements of operations, changes in stockholder’s equity, and cash flows for the period from March 28, 2014 (inception) to April 15, 2014, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/  Rothstein Kass

Rothstein Kass

New York, NY
July 17, 2014